Exhibit 1.02

STOCK PURCHASE AGREEMENT

by and among

VESTA HOUSING SOLUTIONS INVESTOR, LLC,

VESTA HOUSING SOLUTIONS HOLDINGS, INC.,

and

MCGRATH RENTCORP

DATED AS OF FEBRUARY 1, 2023

TABLE OF CONTENTS

i

ii

SCHEDULES

Schedule 1.1(a) - Permitted Liens

Schedule 1.1(b) - Clause (1) Scheduled CapEx

Schedule 1.1(c) - Clause (2) Scheduled CapEx

Schedule 1.1(d) - Director Termination Agreements

Schedule 1.1(e) - Pre-Closing Reorganization

Schedule 2.3(a)(ii) - Certain Other Terminated Related Party Transactions

Schedule 2.3(a)(xi) - Liens to be Released at or prior to Closing

Schedule 3.2(b) - Capitalization; Subsidiaries

Schedule 3.4 - Financial Statements

Schedule 3.5(b) - Consents and Approvals; No Violations

Schedule 3.6 - Material Contracts

Schedule 3.7 - Absence of Changes

Schedule 3.8 - Litigation

Schedule 3.9 - Compliance with Applicable Law; Permits; Anti-Corruption and Anti-Bribery

Schedule 3.10 - Employee Benefit Plans

Schedule 3.11 - Environmental Matters

Schedule 3.12(a) - Intellectual Property

Schedule 3.13 - Labor Matters

Schedule 3.14 - Insurance

Schedule 3.15(b) - Tax Matters

Schedule 3.17(a) - Owned Real Property

Schedule 3.17(b) - Leased Real Property

Schedule 3.18(a) - Material Vendors

Schedule 3.18(b) - Material Customers

Schedule 3.19(a) - Related Party Transactions

Schedule 3.20 - Modular Units

Schedule 3.22(a) - Government Contracts

Schedule 4.3 - Seller Consents and Approvals; No Violations

Schedule 5.3 - Buyer Consents and Approvals; No Violations

Schedule 6.12(a) - Restrictive Covenants

EXHIBITS

Exhibit A - Example Statement of Net Working Capital

Exhibit B - RWI Policy

Exhibit C - Estimated Closing Statement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 1, 2023, is made by and among Vesta Housing Solutions Investor, LLC, a Delaware limited liability company (“Seller”), Vesta Housing Solutions Holdings, Inc., a Delaware corporation (the “Company”), and McGrath RentCorp, a California corporation (“Buyer”). Seller, the Company and Buyer shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, as of the date hereof and the Closing Date, Seller owns and will own 100 shares of the Company’s common stock, $0.01 par value per share and 71.52 shares of the Company’s Class A Preferred Stock, $0.01 par value per share, which constitute 100% of the fully diluted issued and outstanding equity interests of the Company (collectively, the “Shares”);

WHEREAS, prior to the date hereof, Seller and the Company have completed the Pre-Closing Reorganization; and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Company and Buyer hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means (i) GAAP applied using the principles, practices, methodologies and procedures used by the Company in the preparation of the Audited Financial Statements for 2021 or (ii) to the extent different therefrom, the principles, practices, methodologies and procedures used by the Company in the preparation of the Example Statement of Net Working Capital (in which case, and only to the extent different therefrom, the principles, practices, methodologies and procedures used by the Company in the preparation of the Example Statement of Net Working Capital shall govern).

“Accrued Income Taxes” means the aggregate liability (computed separately with respect to each jurisdiction) owing and unpaid for each jurisdiction as of the Closing Date for Income Taxes of the Group Companies for taxable periods beginning after December 31, 2020 and ending on the Closing Date (including the pre-Closing portion of any Straddle Period, as determined under the principles set forth in Section 6.5(a)) completed in accordance with the past practice of the Group Companies in preparing Tax Returns for Income Taxes (including reporting positions, electives and accounting methods) and only with respect to those jurisdictions in which the Group

Companies have previously filed Tax Returns for Income Taxes and any jurisdictions in which the Group Companies have commenced operations since December 31, 2020; provided, that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating any such liability for Income Taxes: (i) all Transaction Tax Deductions shall be taken into account and all such Transaction Tax Deductions shall be treated as occurring prior to the Closing to the extent properly deductible in such tax period at a “more likely than not” (or greater) comfort level; (ii) any overpayment or credit of Taxes (including estimated Taxes) that may be credited against and reduce a particular liability for Income Taxes shall be taken into account; (iii) any Income Taxes with respect to transactions occurring outside the Ordinary Course of Business on the Closing Date after the time of the Closing and any Income Taxes attributable to any financing arrangements entered into by or at the direction of Buyer or its Affiliates either before or after the Closing, shall be excluded; (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) any Income Taxes to the extent the amount of such Income Taxes is taken into account in Seller Expenses shall be excluded; and (vi) all deferred Income Tax assets and liabilities (within the meaning of GAAP) shall be excluded.

“Action” means any claim, complaint, charge, demand, notice, assessment, action, suit, arbitration, litigation, investigation, audit, administrative enforcement proceeding or legal proceeding (whether at law or in equity, whether civil or criminal) to, before or by any Governmental Entity.

“Actual Adjustment” means (i) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (ii) the Estimated Purchase Price.

“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account plus all interest and income then held in the Adjustment Escrow Account.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of any Group Company are not Affiliates of any Group Company.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means, collectively, the Escrow Agreement, the Sponsor RCA, the Employee RCAs and each other agreement, certificate, instrument or document entered into or delivered in connection with the transactions contemplated hereby, including pursuant to Section 2.3(a) and Section 2.3(b) hereof.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Alameda County, California are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Cash” means the aggregate amount of all cash of the Group Companies as of immediately prior to the Closing, determined on a consolidated basis in accordance with the Accounting Principles. Notwithstanding anything contained herein to the contrary, “Cash” shall (i) include cash resulting from checks, wires and drafts, received or deposited by any of the Group Companies, as applicable, as of immediately prior to the Closing that clear thereafter and (ii) exclude the amount of any checks, wires or drafts written or sent by any of the Group Companies as of immediately prior to the Closing that clear thereafter.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“COBRA” has the meaning set forth in Section 3.10(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.6(a)(vii).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse effect upon the condition (financial or other), business, assets, liabilities, capitalization, results of operations or prospects of the Group Companies, taken as a whole.

“Conditions” has the meaning set forth in Section 6.12(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 16, 2022, by and between the Company and Buyer.

“Consent” means any consent, approval or authorization required to be obtained from any Person, including any Governmental Entity, or under any Law.

“Contracts” means all agreements, contracts, instruments, options, leases and subleases, purchase orders, warranties, notes, bonds, mortgages, indentures, obligations, arrangements, commitments, undertakings, understandings, licenses, mentor-protégé agreements and other legally binding commitments, whether written, oral or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Credit Agreement” means that certain Credit Agreement dated as of December 31, 2020, by and among Vesta Housing Solutions, LLC, the financial institutions party thereto from time to time and Flagstar Bank, FSB, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Current Government Contracts” has the meaning set forth in Section 3.22(a).

“Data Room” has the meaning set forth in Section 8.5.

“Data Security Requirements” means the following, in each case to the extent relating to any Systems, any Personal Information, or any matters relating to data privacy, protection, security or Processing: (a) all applicable Laws and any related security breach notification requirements; (b) the Group Companies’ own respective internal and external past and present rules, policies, and procedures; (c) industry standards to which the Group Companies purport to comply with or be bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS); and (d) contracts to which the Group Companies are bound or have made or agreed to comply with.

“Director Termination Agreements” means the agreements set forth on Schedule 1.1(d) (Director Termination Agreements).

“Divestment Assets” has the meaning set forth in Section 6.12(a).

“Employee Benefit Plan” means each employee benefit or compensatory plan or arrangement, including any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), stock purchase, severance, retention, employment, transaction, change of control, deferred compensation, supplemental retirement, pension, profit sharing, bonus, incentive, stock option, restricted stock, stock appreciation right or other equity or equity-like incentive, health, welfare, accident, vacation, paid time off and each other material employee benefit plan, program, agreement or arrangement that a Group Company maintains, sponsors or contributes to or with respect to which any Group Company has any Liability or potential Liability, whether written or unwritten, but excluding (x) any benefit or compensation plan or arrangement maintained by a Governmental Entity and (y) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Employee RCA” has the meaning set forth in Section 2.3(a)(ix).

“Engaging” has the meaning set forth in Section 6.12(a).

“Enterprise Value” means $400,000,000.

“Environmental Laws” means all Laws, Orders and contractual obligations in effect as of or prior to the Closing Date relating to pollution or protection of the environment or natural resources, human or worker health and safety (to the extent relating to exposure to Hazardous Substances), or regarding the manufacture, use, handling, transportation, treatment, storage, disposal, distribution, discharge, release, or cleanup of, or exposure to, any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital determined as of September 30, 2022 and attached as Exhibit A hereto.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means actual and intentional common law fraud as defined under the Law of the State of Delaware (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories) by a Party with respect to the representations and warranties in Article 3, Article 4 or Article 5.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Group Companies consisting of (i) indebtedness for borrowed money (including amounts due and owing under the Credit Agreement) or indebtedness issued in substitution or exchange for borrowed money, (ii) obligations for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business), (iii) indebtedness evidenced by any note, debenture or other debt security, (iv) all reimbursement obligations with respect to the letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other similar instruments, in each case, solely and the extent drawn, (v) Accrued Income Taxes and all obligations of any Group Company in respect of deferred payroll Taxes pursuant to the CARES Act, (vi) any outstanding bonus or deferred compensation obligations in respect of any employees of the Group Companies (including, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes related thereto), (vii) the amount of any contributions contemplated by clause (b) of Section 6.6 to the extent not made prior to the Closing or otherwise satisfied by Seller or any of its Affiliates and (viii) guarantees by any Group Company (to the extent of the amount of such guarantees) of any indebtedness of a third party described in the foregoing clauses (i) through (iii). Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (1) intercompany obligations solely by or among the Group Companies, (2) undrawn amounts under letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other similar instruments, (3) any Liability with respect to customer or security deposits, (4) any Liability with respect to prepaid teardowns, (5) any deferred revenue, (6) amounts included as Seller Expenses (7) amounts otherwise taken into account in the calculation of Net Working Capital, (8) billings in excess of cost or (9) net of costs in excess of billings.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Bid” means any offer, quotation, bid or proposal, which, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract that is (i) between a Group Company, on the one hand, and a Governmental Entity, on the other hand, or (ii) entered into by a Group Company as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Entity.

“Governmental Entity” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or (ii) federal, state, local, municipal, foreign or governmental entity of any nature (including any governmental division, subdivision, agency, bureau, branch, department, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal, including an arbitral tribunal).

“Group Companies” means, collectively, the Company and each of its Subsidiaries; provided, that, with respect to all periods following the Pre-Closing Reorganization, the Group Companies will not include ModuGo, LLC, the ND Business or Vesta Real Estate, LLC.

“Group Company Permits” has the meaning set forth in Section 3.9(b).

“Hazardous Substances” means any toxic or hazardous material, substance, chemical, pollutant, or waste as those terms are defined by any Environmental Law, or any other substance, material or waste declared, regulated, classified or defined, or for which standards of conduct or Liability may be imposed, under or pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radiation, lead, silica, and toxic mold.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property Rights” means all intellectual property rights in any of the following in any jurisdiction worldwide, including all: (a) patents, and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations of any of the foregoing, (b) trademarks, logos, trade names, corporate names, service marks and other indicia of source or origin (and all goodwill associated therewith and all registrations and applications therefor) (“Trademarks”), (c) copyrightable works of authorship, copyrights (and all registrations, renewals and applications therefor), (d) trade secrets and other confidential and proprietary information, including know-how, technical data, databases, and collections of data, (e) internet domain names and social media accounts and handles (“Internet Properties”), and (f) Software, in each case, to the extent protectable by applicable Law.

“Inventory” means all inventory of any kind or nature, whether or not prepaid, and wherever located (including leased and consignment inventory) held, leased, rented or owned by any of the Group Companies, including all raw materials, work in process, semi-finished and finished products. For the avoidance of doubt, “Inventory” shall be deemed not to include Modular Units.

“IRS” means the U.S. Internal Revenue Service.

“K&E” has the meaning set forth in Section 8.17(a).

“Kinderhook” means Kinderhook Industries, LLC, a Delaware limited liability company.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means applicable laws (including common laws), statutes, rules, regulations, codes, ordinances, Orders and Permits of all applicable Governmental Entities.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Liability” means, with respect to any Person, any liability, obligation or commitment of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation, easement, condition, option (including any right to acquire), retention right, attachment, preemptive right, conditional sale or other title retention agreement, title defect, assessment, lease, levy, encroachment, transfer restriction, charge of any kind or other adverse claim or restriction (including any right of first refusal or right of first offer), as security or otherwise, in each case whether arising by Contract, Law or otherwise. For the avoidance of doubt, “Lien” shall be deemed to not include any non-exclusive licenses or sublicenses with respect to Intellectual Property Rights.

“Malicious Code” has the meaning set forth in Section 3.12(b).

“Management Services Agreement” means that certain Management Services Agreement, dated as of December 31, 2020, by and between the Company and Kinderhook Industries VI, L.P., a Delaware limited partnership.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Customer” has the meaning set forth in Section 3.18(b).

“Material Vendor” has the meaning set forth in Section 3.18(a).

“Modugo Business” has the meaning set forth in Section 6.12(a).

“Modugo Entities” has the meaning set forth in Section 6.12(a).

“ModuGo Loan Agreement” means that certain Loan Agreement dated as of April 13, 2020, by and between ModuGo, LLC, as borrower and Vesta Housing Solutions, LLC, as lender, as amended, restated, supplemented or otherwise modified from time to time.

“Modugo Restricted Business” has the meaning set forth in Section 6.12(a).

“Modular Unit Contract” means any contract pursuant to which any Group Company sells, leases or rents a Modular Unit to any Person.

“Modular Units” means interim and permanent modular buildings, modular structures, mobile structures, office space and trailers, blast resistant modules, storage units and modified shipping containers, in each case used in the business of the Group Companies.

“MoFo” has the meaning set forth in Section 8.17(b).

“ND Business” means, collectively, the ND Housing Business and the ND RE Business.

“ND Housing Business” means the rental of residential housing units in Alexander, North Dakota, Williston, North Dakota, Tioga, North Dakota and Watford City, North Dakota.

“ND RE Business” means the ownership and leasing of two (2) commercial properties in Alexander, North Dakota.

“Net Working Capital” means (i) the aggregate value of those current assets of the Group Companies, on a consolidated basis, as of immediately prior to the Closing that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital, less (ii) the aggregate value of those current liabilities of the Group Companies, on a consolidated basis, as of immediately prior to the Closing that are included in the line item categories of current liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication as of immediately prior to the Closing and calculated in accordance with the Accounting Principles and as further specifically set forth in the Example Statement of Net Working Capital (including with respect to establishing levels of reserves). Notwithstanding the foregoing, “Net Working Capital” shall exclude any amounts related to (1) any Income Tax assets and liabilities and any deferred Tax assets and liabilities, (2) Cash, (3) any intercompany payables or receivables, (4) Funded Indebtedness, (5) Seller Expenses, and (6) Reimbursed CapEx. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount (expressed as a positive number) by which Net Working Capital exceeds the Net Working Capital Target or (ii) the amount (expressed as a negative number) by which Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Target” means negative $4,699,147.

“Non-Party Affiliates” has the meaning set forth in Section 8.18.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award, or executive order of or by any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of business of the Group Companies materially consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the COVID-19 Pandemic).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Letter” has the meaning set forth in Section 2.3(a)(vi).

“Permit” means any permit, license, sublicense, registration, authorization, Consent, clearance, certificate, variance, filing, franchise, approval or similar right issued by or obtained from a Governmental Entity.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or that are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made therefor in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property; (iv) Liens securing the obligations of the Group Companies under the Funded Indebtedness (provided, that such Liens will be released in conjunction with the Closing), (v) Liens granted to any lender at the Closing in connection with any financing by Buyer or its Affiliates of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (vii) Liens described on Schedule 1.1(a), (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed in the Ordinary Course of Business, (ix) purchase money Liens and Liens securing rental payments under lease arrangements (including, capital leases) in the Ordinary Course of Business, (x) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws and (xi) Liens arising under securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any data or information that (a) identifies or could reasonably be linked, directly or indirectly, with a natural person, or (b) is regulated or protected as “personal information”, “personally identifiable information” or its equivalent under applicable Laws.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and the portion of any Straddle Period beginning on the date immediately following the Closing Date.

“Pre-Closing Reorganization” means the consummation of (a) the spinout of ModuGo, LLC from the Group Companies, (b) the sale of the ND Housing Business by the Group Companies and (c) the sale of the ND RE Business by the Group Companies followed by the dissolution of Vesta Real Estate, LLC, in each case, in accordance with the Contracts set forth on Schedule 1.1(e) hereto in the order set forth on such schedule.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Processing” or “Processed” means access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmit, performance of operations on, enhancement, aggregation, destruction, theft, loss, security or disposal of or to, any data or information or any System.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash (up to an amount no greater than $500,000), minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses, plus (vi) the amount of Reimbursed CapEx.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Qualified Plan” has the meaning set forth in Section 6.6.

“Real Property” has the meaning set forth in Section 3.17(b).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Group Company holds any Leased Real Property as a tenant.

“Registered IP” has the meaning set forth in Section 3.12(a).

“Reimbursed CapEx” means the sum of:

(1) $29,500,000 (which represents an agreed reimbursement amount for the $37,887,674 of capital expenditures made by the Group Companies for the purchase of new Modular Units set forth on Schedule 1.1(b) (the “Clause (1) Scheduled CapEx”)), to the extent paid as of immediately prior to the Closing and not constituting refurbishment (provided, that, to the extent any Clause (1) Scheduled CapEx is unpaid as of immediately prior to the Closing, then the amount to be included in Reimbursed CapEx per this Clause (1) will equal (x) $29,500,000, minus (y) $0.78 for every $1.00 of Clause (1) Scheduled CapEx that is unpaid as of immediately prior to the Closing); plus

(2) the amount of the capital expenditures made by the Group Companies set forth on Schedule 1.1(c) (the “Clause (2) Scheduled CapEx”, and together with the Clause (1) Scheduled CapEx, the “Scheduled Reimbursed CapEx”), to the extent paid as of immediately prior to the Closing and not constituting refurbishment.

“Related Party” means any officer, director, Affiliate or equityholder of any of the Group Companies or any of its Affiliates, including Seller, or member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or equityholder of any of the Group Companies or any of its Affiliates, including Seller, or any corporation, partnership, trust or other entity in which any such director, officer, equityholder or family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Related Party shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, injection, deposit, escaping, dumping, emptying, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, or into or out of any property.

“Representatives” means, with respect to any Person, any and all officers, directors, employees, equityholders, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents of such Person.

“RWI Policy” has the meaning set forth in Section 5.7.

“Schedule 6.12(a) Individual” has the meaning set forth in Section 6.12(a).

“Scheduled Reimbursed CapEx” has the meaning set forth in the definition of Reimbursed CapEx.

“Schedules” means the disclosure schedules to this Agreement.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the collective amount of all fees, costs and expenses incurred or that will be incurred by or on behalf of any of the Group Companies or Seller in connection with the negotiation, preparation, documentation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case, solely to the extent any of the Group Companies may have Liability, including (i) the fees, costs and expenses of K&E and Oppenheimer & Co. Inc., (ii) any fees payable by a Group Company in connection with any Management Services Agreement or any other agreement with Kinderhook or any of its Affiliates, (iii) any Taxes payable by Seller pursuant to Section 6.5(d), (iv) any sale bonuses, change of control payments, retention payments, severance payments or similar amounts payable by any of the Group Companies as of the Closing solely as a result of the consummation of the transactions contemplated herein or a termination of employment that occurs prior to the Closing and not as a result of Buyer action, plus the amount of the employer portion of any employment Taxes payable with respect thereto, including the transaction bonuses set forth on Schedule 3.10 (collectively, the “Transaction Bonuses”), (v) any amount paid in respect to the “tail” policy referenced in Section 6.1(b), (vi) any amounts payable with respect to the Director Termination Agreements and each of the other Contracts set forth on Schedule 2.3(a)(ii) (other than the Italy, TX lease) and (vii) the premium for the RWI Policy payable by Seller in accordance with Section 6.7 and (viii) any amounts payable with respect to the Pre-Closing Reorganization; provided, that “Seller Expenses” shall not include any amount which is included in the calculation of Funded Indebtedness.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means all (a) computer software, programs, applications, operating systems, firmware and software implementations of algorithms, models and methodologies, whether in source code, object code or any other form, and (b) related documentation (including specifications and developer notes).

“Sponsor RCA” has the meaning set forth in Section 2.3(a)(viii).

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” means all computers, software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology assets, including all documentation related to the foregoing; in each case used by or for, or otherwise relied on by the Group Companies.

“Tax” means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, election, designation, form, declaration, report, claim for refund or information return, statement or any other document filed or required to be filed with any Governmental Entity with respect to Taxes, and including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Advisor Invoice” has the meaning set forth in Section 2.3(a)(vii).

“Transaction Tax Deductions” means all amounts to the extent deductible at a “more likely than not” (or greater) comfort level for Income Tax purposes that are related to or arise out of the transactions contemplated by this Agreement, including, without duplication: (i) the Seller Expenses; (ii) any fees, costs and expenses of any Group Company attributable to or arising out of the transactions contemplated by this Agreement; (iii) all success based fees of professionals (including investment bankers and other consultants and advisors and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”) paid by or on behalf of any Group Company in connection with this Agreement; (iv) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Closing Date Funded Indebtedness; (v) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any Group Company contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in the computation of Net Working Capital or Funded Indebtedness and (vi) any payroll Taxes imposed with respect to any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

Article 2
CLOSING; PURCHASE

Section 2.1 Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof remotely by means of delivery and exchange of the documents and instruments and signatures required to be delivered by each Party by electronic mail (as portable document format (.pdf) files) and wire transfer of funds, or another time, date or place as mutually agreed to in writing by Buyer and Seller. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2 Share Purchase. At the Closing, subject to the terms and conditions set forth herein, Buyer shall purchase and accept from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, other than Liens arising under securities Laws. The delivery to Buyer of the Shares as contemplated in this Agreement will transfer to Buyer legal and beneficial right, title and interest in and to the Shares, free and clear of all Liens, other than Liens arising under securities Laws.

Section 2.3 Deliveries at Closing

(a) Prior to or at the Closing, Seller shall have delivered the following closing documents:

(i) the Escrow Agreement, executed by Seller and the Escrow Agent;

(ii) the Director Termination Agreements, and evidence of the termination of the Management Services Agreement and each other Contract set forth on Schedule 2.3(a)(ii);

(iii) a properly completed IRS Form W-9, executed by Seller;

(iv) the certificate or certificates representing the Shares, together with a transfer power duly executed in favor of Buyer;

(v) resignations or documents evidencing the removal, effective as of the Closing, with respect to each director and certain officers of the Group Companies identified by the Buyer prior to the Closing Date from such director and officer positions with respect to such offices;

(vi) a copy of a payoff letter, in form and substance reasonably satisfactory to Buyer, from, as applicable, each outstanding holder of Closing Date Funded

Indebtedness of the type described in clauses (i) and (iii) of the definition of Funded Indebtedness, indicating the amount required to fully discharge all such Closing Date Funded Indebtedness at the Closing (each, a “Payoff Letter”), along with evidence reasonably satisfactory to Buyer that all Liens (other than Permitted Liens) associated with such Closing Date Funded Indebtedness will be discharged upon the payment thereof;

(vii) a copy of an invoice, in a customary form, from, as applicable, each Person that is a third-party advisor of Seller or the Group Companies of the type that customarily provides invoices to whom an Unpaid Seller Expense is payable, indicating the amount of such Unpaid Seller Expenses (each, a “Third-Party Advisor Invoice”);

(viii) a Restrictive Covenant Agreement (the “Sponsor RCA”), executed by Kinderhook Fund VI, L.P. and Kinderhook Fund VI-B, L.P.;

(ix) a Restrictive Covenant Agreement (each, an “Employee RCA”), executed by each of Daniel McMurtrie, William Hall, Chris Mattina and Patrick Carmody;

(x) evidence of termination and discharge in full of the ModuGo Loan Agreement;

(xi) releases, in form and substance reasonably satisfactory to Buyer, of each Lien set forth on Schedule 2.3(a)(xi);

(xii) [Reserved];

(xiii) duly executed resolutions to transfer the sponsorship of the Vesta Housing Solutions 401(k) Plan to Modugo LLC and to 100% vest the account balances of employees of the Group Companies, effective as of the Closing Date;

(xiv) certificates of good standing (or the equivalent) for each Group Company from its jurisdiction or incorporation, organization or formation, as applicable, dated withing five (5) Business Days of the Closing Date; and

(xv) the Assignment Agreement, dated as of the date hereof, by and between Seller and the Company, pursuant to which Seller makes an assignment to, the Company of all rights, obligations and liabilities under restrictive covenants included in grant agreements with employees currently or previously employed by the Company or any of its Subsidiaries, executed by Seller and the Company.

(b) Prior to or at the Closing, Buyer shall have delivered the following closing documents:

(i) a certified copy of the resolutions of Buyer’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(iii) the Sponsor RCA, executed by Buyer; and

(iv) each Employee RCA, executed by Buyer.

Section 2.4 Purchase Price.

(a) Estimated Purchase Price. Attached hereto as Exhibit C is a written statement (the “Estimated Closing Statement”), setting forth the Company’s good faith estimates of (i) the Net Working Capital (and corresponding Net Working Capital Adjustment), (ii) the amount of Cash, (iii) the amount of Closing Date Funded Indebtedness, (iv) the amount of Unpaid Seller Expenses, (v) the amount of Reimbursed CapEx, and (vi) the Purchase Price based thereon (the “Estimated Purchase Price”). At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following payments:

(i) to the Escrow Agent, pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Seller, Buyer and PNC Bank, National Association (the “Escrow Agent”), $2,000,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an adjustment escrow account (the “Adjustment Escrow Account”);

(ii) to each holder of Closing Date Funded Indebtedness, an amount equal to the applicable portion of the Closing Date Funded Indebtedness subject to such holder’s Payoff Letter, as specified in the Estimated Closing Statement;

(iii) to each recipient of payment in respect of Unpaid Seller Expenses, an amount equal to the applicable portion of the Unpaid Seller Expenses subject to such holder’s Third-Party Advisor Invoice, as specified in the Estimated Closing Statement; and

(iv) to Seller, an amount equal to the Estimated Purchase Price, minus the Adjustment Escrow Amount.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller proposed good faith calculations of (A) the Net Working Capital (and corresponding Net Working Capital Adjustment), (B) the amount of Cash, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses, (E) the amount of Reimbursed CapEx, and (F) the Purchase Price based thereon (collectively, the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and prepared in a manner consistent with the definitions thereof. In furtherance of the foregoing, Buyer acknowledges and agrees that the Accounting Principles are not intended to permit the introductions of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used by the Group Companies.

(ii) If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, then Buyer and Seller agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and corresponding Net Working Capital Adjustment), Cash, Closing Date Funded Indebtedness, Unpaid Seller Expenses, Reimbursed CapEx and Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45)-day period (or such longer period as may be extended in accordance with this paragraph), Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. Any Purchase Price Dispute Notice must set forth in reasonable detail (x) any item on the Proposed Closing Date Calculations which Seller believes has not been prepared in accordance with this Agreement and (y) Seller’s alternative calculation of the Net Working Capital (and corresponding Net Working Capital Adjustment), the amount of Cash, the amount of Closing Date Funded Indebtedness, the amount of Unpaid Seller Expenses, the amount of Reimbursed CapEx and Purchase Price, as applicable. If Seller delivers a Purchase Price Dispute Notice to Buyer within such forty-five (45)-day period, (A) the Parties shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to deliver to Seller or Buyer, as the case may be, by wire transfer of immediately available funds, the undisputed portion of the Adjustment Escrow Amount and (B) Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Moss Adams or if Moss Adams refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm reasonably agreed upon by Buyer and Seller (Moss Adams or such agreed accounting firm, as applicable, the “Accounting Firm”), the determination of such Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. Any item not specifically submitted to the Accounting Firm for resolution shall be deemed final and binding on the Parties as set forth in the Purchase Price Dispute Notice, in the Proposed Closing Date Calculations (but only to the extent such item is not set forth in the Purchase Price Dispute Notice), or as otherwise resolved in writing by Buyer and Seller. The Accounting Firm shall be instructed, and Buyer and Seller shall (and Buyer shall cause the Group Companies to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an expert and not as an arbitrator) of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.4(b), all prior discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and neither Party may discuss, use or rely upon the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm. In connection with the dispute resolution procedures set forth in this Section 2.4(b), Buyer and Seller agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonable satisfactory to each of Buyer and Seller; provided, that in the event that either Buyer or Seller refuses to execute such an engagement letter or otherwise fails to cooperate with the other Party and the Accounting Firm in accordance with the dispute resolution procedures set forth in this Section 2.4(b) (as reasonably determined by the other Party), the other Party shall be permitted to unilaterally engage the Accounting Firm to render a determination of the applicable dispute in accordance with the procedures set forth in this Section 2.4(b) and the Accounting Firm shall be permitted to rely on any such unilateral engagement to the same extent as if the Accounting Firm were mutually engaged by Buyer and Seller, and Buyer and Seller agree that in the event of any such engagement, the determination of the Accounting Firm with respect to such dispute shall be conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable.

(A) Within fifteen (15) days after the engagement of the Accounting Firm, Seller and Buyer shall submit their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report, a copy of which shall be delivered to the other Party upon submission to the Accounting Firm, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that at the Accounting Firm’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Firm so long as representatives of both Seller and Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Buyer and oral submissions by Seller and Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included in this Agreement; provided, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Buyer or Seller in the written reports submitted to the Accounting Firm. In the absence of manifest error by the Accounting Firm and Fraud, the Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable, and any Party may seek to enforce such decision in a court of competent jurisdiction. The Accounting Firm shall complete its review within thirty (30) days of receiving the materials set forth in this Section 2.4(b)(ii)(A).

(B) The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Buyer; provided, that the fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and corresponding Net Working Capital Adjustment), Cash, Closing Date Funded Indebtedness, Unpaid

Seller Expenses, Reimbursed CapEx and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Buyer and the Company shall, and shall cause the Group Companies to, make their financial records, the Group Companies’ books and records and the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations, as well as the employees of the Group Companies, reasonably available to Seller and its accountants and other representatives (and Seller and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at regular business hours, in such a manner as to not interfere with the normal operation of Buyer or any of the Group Companies (subject to the execution of customary work paper access letters, if requested) solely for the purpose of assisting Seller and its accountants and other Representatives in its review of the Proposed Closing Date Calculations and any objections or disputes with respect thereto.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall, or shall cause a Group Company, to pay to Seller an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow Funds an amount equal to the lesser of (i) the absolute value of such negative amount and (ii) the amount of the then-remaining Adjustment Escrow Funds.

(iii) Within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4 (and concurrent with the payments made or the instructions delivered pursuant to Section 2.4(c)(i) or Section 2.4(c)(ii), as applicable), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller any Adjustment Escrow Funds not distributed to Buyer pursuant to Section 2.4(c)(ii).

(iv) For the avoidance of doubt, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for any negative Actual Adjustment and Seller shall not have any liability or obligation under this Section 2.4 for any portion of the Actual Adjustment in excess of the amount of the then-remaining Adjustment Escrow Funds.

(v) Any amounts which become payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes.

(d) Accounting Principles. The Estimated Closing Statement, the Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group

Companies in accordance with the Accounting Principles and the definitions and other terms included in this Agreement, except that such statements, calculations and determinations shall: (i) not include any purchase accounting or other adjustment arising out of or resulting from the consummation of the transactions contemplated by this Agreement and (ii) be based on facts and circumstances as they are known to exist prior to the Closing and shall exclude the effects of any act, decision or event occurring on or after the Closing or any acts, decisions, events, judgments or estimates made by Buyer.

Section 2.5 Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that such amounts are so withheld and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to provide Seller with at least five (5) Business Days’ prior written notice of any such withholding and to provide Seller a reasonable opportunity to establish (to Buyer’s satisfaction, exercised in good faith) any available exemption from, or reduction in, such withholding.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (subject to Section 8.6), each of Seller and the Company represents and warrants to Buyer as follows, on and as of the date hereof and the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) (if applicable) under the laws of its respective jurisdiction of formation, and has the corporate power and authority to own or lease its properties and assets and to conduct its businesses as now being conducted.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to the Group Companies.

(c) The Company has made available to Buyer true, correct and complete copies of each Group Company’s Governing Documents, each as currently in effect. No Group Company is in violation of any of its Governing Documents.

Section 3.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of: (i) 100 shares of common stock, $0.01 par value per share, 100 shares of which are issued and outstanding and (ii) 1,000 shares of Class A Preferred Stock, $0.01 par value per share, 71.52 shares of which are issued and outstanding. The Shares constitute 100% of the fully diluted issued and outstanding equity interests of the Company. All such issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned beneficially and of record by Seller, free and clear of all Liens, other than Liens arising under securities Laws.

(b) Schedule 3.2(b) sets forth each of the Company’s Subsidiaries and, with respect to each such Subsidiary, its jurisdiction of incorporation, formation or organization, and its direct owner(s) of record as well as the ownership percentage with respect to each such direct owner(s) of record. All of the issued and outstanding equity securities of each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable and, except as set forth on Schedule 3.2(b), are wholly owned beneficially and of record, directly or indirectly, by one of the Group Companies, free and clear of all Liens, other than Liens arising under securities Laws. Other than the equity securities of the Company’s Subsidiaries as set forth on Schedule 3.2(b), no Group Company owns or controls, directly or indirectly, any equity interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or equity-based interest in, any Person.

(c) There are no shares of capital stock or other equity interests or voting or non-voting securities of (i) the Company, other than the Shares and (ii) the Company’s Subsidiaries, except as set forth on Schedule 3.2(b). There are (A) no securities of any Group Company convertible into, exercisable or exchangeable for shares of capital stock, other equity interests or voting or non-voting securities of any Group Company, (B) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversation rights, exchange rights or other Contracts that could require any Group Company to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (C) no outstanding or authorized calls, stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Group Companies, (D) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of any Group Company. There is no voting trust or other Contract to which any Group Company is a party, or to the knowledge of the Company, any other voting agreement or understanding, with respect to the voting of the capital stock, securities or other equity interests of any Group Company.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and will have the requisite corporate power and authority to execute and deliver each Ancillary Document to which the Company is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Ancillary Documents to which the Company is or will be a party, will be at or prior to the Closing)

duly authorized by all necessary corporate action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Each of the Company’s Subsidiaries has or will have the requisite corporate power and authority to execute and deliver each Ancillary Document to which such Subsidiary is or will be a party, and to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents. The execution and delivery of each of the Ancillary Documents to which such Subsidiary is or will be a party and the performance by such Subsidiary of its obligations thereunder have been (and the Ancillary Documents to which such Subsidiary is or will be a party will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of such Subsidiary and no other proceeding (including by its equityholders) on the part of such Subsidiary is necessary to authorize each of the Ancillary Documents to which such Subsidiary is or will be a party or to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents. Each Ancillary Document to which such Subsidiary is or will be a party will be at or prior to the Closing duly executed and delivered by such Subsidiary and constitutes (or will constitute when executed) a valid, legal and binding agreement of such Subsidiary (assuming that the Ancillary Documents to which such Subsidiary is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Subsidiary in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4(a) are the following financial statements (such financial statements, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2022, (the “Latest Balance Sheet”) and the related unaudited statements of operations and cash flows for the ten month-period then ended (collectively, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared, in all material respects and taken as a whole, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of notes and normal year‑end adjustments, (ii) fairly present, in all material respects and taken as a whole, the consolidated financial condition, changes in cash flows and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of the Unaudited Financial Statements, to the absence of notes and normal year‑end adjustments) and (iii) were prepared in accordance with the books of account and other financial records of the Group Companies.

(c) No Group Company has any Liability, except for Liabilities (i) specifically reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto, (ii) have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business that are of the sort and type that would have been reflected on the Latest Balance Sheet (none of which is a breach of warranty, breach of contract, tort, infringement, violation of Law or an Action) or (iii) set forth on Schedule 3.4(c). Notwithstanding the foregoing, no Group Company has any Liability attributable to or arising out of the Pre-Closing Reorganization.

(d) All accounts receivable reflected in the Financial Statements and included in the Net Working Capital represent bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Such accounts receivable are collectible in the Ordinary Course of Business except to the extent of reserves set forth on the face of the Financial Statements or in the Net Working Capital (which reserves are adequate and calculated in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby). Neither Seller nor any of the Group Companies has received written notice from or on behalf of any obligor of any such accounts receivable that such obligor is unwilling or unable to pay such accounts receivable.

(e) The Company has paid all amounts related to the Reimbursed CapEx.

(f) All expenses of the Group Companies related to the Norwegian Cruise Lines Project, including those set forth on Schedule 3.4(f), accrued prior to the Closing Date in accordance with the Accounting Principles have been paid prior to the Closing.

(g) Schedule 3.4(g)-1 sets forth all of the portable storage containers and personnel of ModuGo, LLC and Schedule 3.4(g)-2 sets forth all of the assets and personnel of the ND Business. After giving effect to the Pre-Closing Reorganization, none of the Group Companies will be in possession of, or be the employer of, any of the assets and personnel described in the preceding sentence.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which a Group Company, as applicable, is or will be a party or the consummation by the Group Companies of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by the Company of this Agreement nor the execution, delivery and performance by the Group Companies of the Ancillary Documents to which such Group Companies are or will be a party nor the consummation by the Group Companies of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5(b), conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, creation or acceleration under, or require any Consent or notice under, any of the terms, conditions or provisions of any Material Contract or Group Company Permit, (c) violate any Order or Law of any Governmental Entity having jurisdiction over the Group Companies or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of, or impose on any Person any obligation to create, any Lien upon any of the assets of the Group Companies or the Shares except, in the case of clause (d), as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies.

Section 3.6 Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement, none of the Group Companies is a party to or bound by any of the following Contracts (to the extent any such contract remains in effect):

(i) Contract for (A) the employment of any manager, officer, employee, individual consultant or individual independent contractor providing for an annual base salary in excess of $200,000 per year, except for any such Contract that can be terminated by any Group Company for any or no reason without incurring severance obligations or (B) the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(ii) Contract under which a Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(iii) Contract with respect to any material Intellectual Property Rights, including license agreements, development agreements, coexistence agreements and agreements containing covenants not to sue (excluding, in each case, (A) licenses for commercial off the shelf Software licensed from a third party with a replacement cost or aggregate annual fee of no more than $100,000, (B) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business, and (C) any Contracts between any Group Company and its employees on any of the Group Company’s standard form or any such Contracts that are substantially the same, in all material respects, to such standard form);

(iv) partnership agreements and joint venture agreements;

(v) Contract restricting, limiting or prohibiting any of the Group Companies from freely engaging in any business, excluding customary non-disclosure or confidentiality agreements or any agreement, contract or commitment entered into in the Ordinary Course of Business;

(vi) Contract that contains any “most favored nation”, exclusivity, preferred provider or minimum commitment terms;

(vii) collective bargaining agreement or any other Contract with any labor union, works council, or other labor organization, employee association or other bargaining representative of employees of the Group Companies (each a “Collective Bargaining Agreement”);

(viii) Real Property Leases;

(ix) Contract with a Material Customer or Material Vendor, in each case, other than purchase orders in the Ordinary Course of Business;

(x) Contract with a Related Party;

(xi) Contract relating to any Funded Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Group Companies;

(xii) surety bond or performance bond or similar instrument or indemnity or other agreement governing any surety bond or performance bond or similar instrument;

(xiii) Contract which involves the sale, issuance, repurchase or registration of the Shares;

(xiv) Contract granting any Person an option or a first refusal or similar preferential right to purchase or acquire any material asset of any of the Group Companies;

(xv) settlement Contract with respect to any Action (A) with any Governmental Entity or (B) where any of the Group Companies has any material Liability after the Closing pursuant to such settlement Contract or Proceeding; or

(xvi) commitment or arrangement to enter into any of the foregoing.

(b) Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the Group Company which is a party to it and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), none of the Group Companies and, to the Company’s knowledge, no other party thereto, is in default or breach in any material respect of its obligations under any Material Contract. No event has occurred which (with the passage of time or the giving or notice or both) would reasonably be expected to result in a default or breach by any Group Company under any Material Contract. No Group Company has received any written notice that any other party to a Material Contract intends not to renew, or to breach, cancel, terminate or renegotiate the existing terms of any Material Contract. No Group Company has, within the twelve (12) months prior to the Closing, received any written notice from any other party to any Material Contract that such other party intends to increase the cost to such Group Company for the goods, services or rights delivered or provided to such Group Company other than as provided for in such Material Contract. The Company has made available to Buyer a true, correct and complete copy of each Material Contract.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, the business of the Group Companies has been conducted in all material respects in the Ordinary Course of Business, and there has not been:

(a) any Event that has had, or could reasonably be expected to have, a Company Material Adverse Effect;

(b) any mortgage or pledge of any Group Company’s properties or assets nor has any Group Company subjected any such properties or assets to any Lien;

(c) any damage, destruction, loss, condemnation, taking or casualty to any asset of the Group Companies, individually or in the aggregate, in excess of $100,000;

(d) any change to any practice or procedure with respect to any Tax matter unless required by Law;

(e) any transfer, lease, sale or disposition of any of the assets of the Group Companies, except in the Ordinary Course of Business;

(f) any sale, assignment, transfer, license, abandonment, lapse or other disposition of any material Intellectual Property Rights owned by any Group Company, other than non-exclusive licenses in the Ordinary Course of Business;

(g) any waiver or release of any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive obligations of any current or former employee or independent contractor;

(h) other than with respect to any Scheduled Reimbursed CapEx, any incurrence of or commitment to incur any capital expenditures (or any obligations or Liabilities in connection therewith) or delay or postponement in the making of any capital expenditure or the repair or maintenance of any assets of the Group Companies;

(i) any (i) theft, damage, destruction or casualty loss to any properties or assets of the Group Companies (whether or not covered by insurance), or (ii) change in the amount and scope of insurance coverage;

(j) any business interruption or Liability arising out of, resulting from or relating to the COVID-19 Pandemic, whether directly or indirectly, including (i) material reductions in customer demand, (ii) any claim of force majeure by a Group Company or a counterparty to any Contract, (iii) any default under a Contract to which a Group Company is a party or (iv) any failure to comply with any COVID-19 Measures;

(k) disclosure of, or access to, any confidential information or trade secrets to any Person, other than in the ordinary course of business pursuant to a valid and enforceable binding written confidentiality and non-disclosure agreement and, with respect to any trade secrets, such agreement will have protections sufficient to protect and maintain the trade secret as a trade secret under applicable Law; or

(l) any commitment to or agreement to do any of the foregoing.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, during the past three (3) years, there has not been any, and there currently is no, material Action (i) pending or, to the knowledge of the Company, threatened in writing against (A) any of the Group Companies or (B) any of its directors or officers, or to the knowledge of the Company, any of its managers, employees, or agents (in their capacities as such) or Affiliates relating to the assets of the Group Companies, (ii) pending or threatened by any of the Group Companies against any third party. Except as set forth on Schedule 3.8, none of the Group Companies is subject to any outstanding Order.

Section 3.9 Compliance with Applicable Law; Permits; Anti-Corruption and Anti-Bribery.

(a) The Group Companies are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws, Group Company Permits and Orders. During the past three (3) years, no Group Company has received any written notice, Order, complaint or other communication from any Governmental Entity that (i) any Group Company is not, or may not be, in compliance in any material respect with any applicable Laws, Group Company Permits or Orders, or (ii) a Governmental Entity is investigating potential violations or noncompliance of any Group Company, with any Laws applicable to it.

(b) The Group Companies hold all Permits (collectively, the “Group Company Permits”) sufficient and necessary for the conduct of their businesses as presently conducted. A true, complete and correct list of the Permits of the Group Companies is set forth on Schedule 3.9(b). To the Company’s knowledge, no grounds exist for the revocation, suspension, cancellation, modification or limitation of any Group Company Permit. The Company has made available to Buyer true, correct and complete copies of each Group Company Permit. No Group Company has any material Liability to any Person with respect to any of the Group Company Permits. The Group Companies are in compliance in all material respects with all Group Company Permits.

(c) No Group Company or any of its officers, directors or employees (or, to the knowledge of the Company, any agent or other third party acting on behalf of any of the foregoing) nor Seller has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any official, employee or agent (in each case, whether of a Governmental Entity, private entity or otherwise) where either the contribution, payment or gift or the purpose thereof was illegal or contrary to applicable Laws, or (ii) made any false entries on the books and records of the Company for any reason.

(d) None of the Group Companies or any of its officers, managers, employees (or, to the Company’s knowledge, any agent or other third party acting for or on behalf of any of the foregoing) has, directly or indirectly: (i) made, offered, accepted, solicited, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Governmental Entity, candidate for public office, political party or political campaign in violation of any applicable anti-corruption or anti-bribery Law, for the purpose of (A) influencing any act or decision of such Governmental Entity, candidate, party or campaign, (B) inducing such Governmental Entity, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person in violation of any applicable anti-corruption or anti-bribery Law, (D) expediting or securing the unlawful performance of official acts of a routine nature or (E) otherwise securing any improper advantage; (ii) paid, offered, accepted, solicited, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment to any Person of any nature; (iii) made, offered, accepted, solicited, or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Seller; or (vi) otherwise violated any applicable provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) sets forth a correct and complete list of all material Employee Benefit Plans.

(b) No Employee Benefit Plan provides health or life insurance benefits to former employees of the Group Companies other than health continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for which the covered Person pays the full cost of coverage.

(c) None of the Group Companies sponsors, maintains, contributes to (or has any obligation to contribute to) or has any Liability (including on behalf of an ERISA Affiliate) under or with respect to (A) any plan that is or was subject to Title IV of ERISA or Section 412, 430 or 436 of the Code, or (B) a “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA). No Employee Benefit Plan is a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, a “multiple employer welfare arrangement”, as defined in Section 3(40) of ERISA.

(d) Each Employee Benefit Plan has, in all material respects, been maintained, and administered in compliance with the applicable requirements of ERISA, the Code, COBRA, the Health Insurance Portability and Accountability Act of 1986, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and to the knowledge of the Company nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject any Group Company to any material Tax, penalty or other Liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the

Code. With respect to each Employee Benefit Plan, all required contributions, payments and accruals for all periods ending prior to or as of the Closing Date have been made on a timely basis or, to the extent not yet due, properly accrued for on the books and records of the Group Companies (and in such case will be subsequently made).

(e) Except as would not be reasonably expected to result in a material liability, neither the Group Companies nor, to the knowledge of the Company, any trustee, administrator or fiduciary of any Employee Benefit Plan has engaged in any (i) transaction or acted in a manner that violates the fiduciary requirements of ERISA or any other applicable Law or (ii) non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably likely to subject any of the Group Companies to any Tax or penalty (civil or otherwise) imposed by ERISA or the Code. There is no Action pending (except for routine claims for benefits) or to the knowledge of the Company, threatened, with respect to any Employee Benefit Plan that would reasonably be expected to result in any material Liability to any of the Group Companies.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any current or former employee, director or independent contractor of any of the Group Companies to severance pay, unemployment compensation, change of control payment, or any other payment from any of the Group Companies or any Employee Benefit Plan; (ii) otherwise materially increase the amount of compensation due to any current or former employee, director or independent contractor of any of the Group Companies or forgive any indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment, vesting or funding of any benefit due to any current or former employee, director or independent contractor of any of the Group Companies, under any Employee Benefit Plan or otherwise. In connection with the consummation of the transactions contemplated hereby, no payment or benefit has been, will be or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Employee Benefit Plan that, either alone or together with any other payment or benefit, constitutes or could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A of the Code) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. None of the Group Companies has any obligation to “gross-up” or otherwise indemnify any current or former service provider of any of the Group Companies for any Tax under Sections 409A and 4999 of the Code.

(h) With respect to each Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and (iv) the most recent IRS determination letter.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11:

(a) each Group Company is and has for the past five (5) years been in compliance in all material respects with all applicable Environmental Laws, and during such period no Group Company has paid any fines or penalties with respect to matters arising under Environmental Law;

(b) each Group Company maintains, possesses and is, and has for the past five (5) years been in compliance in all material respects with all Permits issued pursuant to applicable Environmental Laws required to conduct its businesses, and to the Company’s knowledge, no grounds exists for the revocation, suspension, cancellation, undesirable modification or limitation of any such Permit;

(c) no Group Company has received in the past three (3) years any written notification, demand, request for information or Order, or been party to any Action, relating to any actual or alleged material violation of, or material Liability under, any Environmental Law, and there is currently no such Action pending or, to the knowledge of the Company, threatened in writing against any of the Group Companies;

(d) no Group Company (nor any other Person to the extent giving rise to Liability of any Group Company) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, Released, exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Substances, in each case in a manner resulting in or as could reasonably be expected to result in, material Liability for any Group Company under applicable Environmental Laws; and

(e) to the Company’s knowledge, there is no pending change in any Environmental Law applicable to the operations of the Group Companies that could reasonably be expected to have a materially adverse impact on compliance with Environmental Law by the Group Companies

(f) Seller and the Company have made available to Buyer copies of all material, unprivileged environmental, health and safety audits, assessments and reports in their possession or control relating to the current or former properties, facilities or operations of any Group Company.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12(a), to the Company’s knowledge, (i) the Group Companies own, license or otherwise have the right to use, and (ii) following the Closing the Group Companies will own, license (including under any Ancillary Document) or otherwise have the right to use, the Intellectual Property Rights that are used in and necessary for the conduct of the business of the Group Companies as currently conducted. Schedule 3.12(a) sets forth a list of all patents, patent applications, Trademark registrations and applications for registration thereof, Internet Properties and registered copyrights owned, or purported to be owned, by the Group Companies (collectively, the “Registered IP”). The Intellectual Property Rights set forth on Schedule 3.12(a) are subsisting, valid and enforceable. Except as set forth on Schedule 3.12(a), to the Company’s knowledge, (x) there are currently no, and in the past six (6) years there have been no, Actions pending before any Governmental Entity against the Group Companies alleging that the Group Companies are infringing the Intellectual Property Rights owned by any third party in any material respect and (y) there are currently no, and in the past six (6) years there have been no, claims pending before any Governmental Entity that have been brought by the Group Companies against any third party alleging infringement of any Intellectual Property Rights owned by the Group Companies in any material respect.

(b) The Systems operate and perform in a manner that permits each Group Company to conduct its business as currently conducted in all material respects and have not materially malfunctioned or failed in a manner that has not been remedied or replaced in all material respects within the past three (3) years. To the Company’s knowledge, the Systems are free of all viruses, worms, Trojan horses and other malicious software code. To the Company’s knowledge, none of the Systems contain any bug, defect, “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “worm”, “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Group Company implements commercially reasonable measures designed to prevent the introduction of Malicious Code into the Systems and, to the Company’s knowledge, the Systems are as of the date hereof free from such Malicious Code. To the Company’s knowledge, in the past three (3) years, there has been no security breach, theft, or compromise of, or unauthorized Processing, access to or use of, any Personal Information or other sensitive or protected data collected or stored by or on behalf of any of the Group Companies.

(c) None of the Software included in the Intellectual Property Rights owned, or purported to be owned, by the Group Companies is subject to any “open source”, “copyleft” or analogous license in a manner that has or would require the Group Companies to provide or distribute the source code of any such Software to any third party, including for the purpose of creating derivative works. No source code for any such Software has been disclosed or made available to any Person, on a present or contingent basis.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Group Companies are, and have been in the past three (3) years, in material compliance with all Data Security Requirements, and (ii) no Action is, or has in the past three (3) years been, pending or threatened in writing against the Group Companies with respect to any Processing of Personal Information or alleging a violation of any Data Security Requirements. None of the Group Companies have been required to notify any Person with respect to any Data Security Requirement or Processing of Personal Information.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) contains a true and correct list of all employees of the Group Companies as of the most recent payroll date preceding the date hereof, including for each such employee, their (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) work location, (v) date of hire, (vi) annual salary or hourly wage rate (as applicable), (vii) classification by the Group Companies as exempt or non-exempt, (viii) full-time or part-time status, (ix) short-term or long-term disability or other leave status and return-to-work date, (x) target bonus for the current fiscal year and bonus paid or payable for the most recently completed fiscal year, (xi) the annual incentive or commission plan in which such individual is eligible to participate, (xii) accrued paid time off (by type), and (xiii) work authorization/visa information and expiration dates, as applicable.

(b) Schedule 3.13(b) sets forth a true and complete list of all independent contractors who are individuals that currently provide services to any of the Group Companies, or that have provided such services to any Group Company in the past year, with the following information: name, description of the services, compensation arrangement, location of services (city, state), and whether the relationship is governed by a written agreement.

(c) No Group Company is a party to or otherwise bound by any Collective Bargaining Agreement, and no employee of a Group Company is represented by any labor union, works council, or other labor organization with respect to their employment with such Group Company. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require notice to, consent from, bargaining with, or satisfaction of any similar obligations with respect to, any bargaining representatives of employees of a Group Company. To the Company’s knowledge, there are no actual or threatened activities or proceedings of any labor union to organize any employees of the Group Companies and no such activities or proceedings have occurred within the past three (3) years. During the past three (3) years, there has not been any actual or, to the Company’s knowledge, threatened, unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, walkout, work stoppage, slow-down, picketing, lockout, handbilling or similar material labor dispute or disruption involving any employees of the Group Companies. To the Company’s knowledge, in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Group Companies has made a demand for recognition or certification involving any employees of the Group Companies.

(d) Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all Laws respecting labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal employment opportunity, facility closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action obligations, unemployment insurance, the Davis Bacon Act and McNamara O’Hara Service Contract Act. For the past three (3) years there has not been any Action relating to, or, to the Company’s knowledge, any material allegation in writing, against any officer, director or manager of the Group Companies of or relating to, any act of sex-based discrimination, sexual harassment or sexual misconduct involving any current or former director or manager (or Persons serving in an equivalent function) or officer (in each case, in such Person’s relation to work related to the Group Companies) of the Group Companies, nor has there been any settlement agreement with any of the Group Companies in the past three (3) years to resolve any such allegation against any officer, director or manager of the Group Companies. To the Company’s knowledge, each of the U.S. employees of the Group

Companies is authorized to work in the United States. Except as would not reasonably be expected to result in material Liability for the Group Companies, each Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses and other compensation that has come due and payable to its current and former employees under applicable Law, Contract or Group Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to any Group Company and who is or was treated as an individual independent contractor or other non-employee service provider is and was properly treated as such for all applicable purposes.

(e) To the Company’s knowledge, no executive of the Group Companies has provided written notice to such Group Company of their intent to terminate or materially alter the nature of their employment with such Group Company in the twelve (12) months following the Closing, and (ii) to the Company’s knowledge, no such Person has any plans to do so (other than such changes resulting directly from the transactions contemplated hereby).

(f) To the Company’s knowledge, no employee or individual independent contractor of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any of the Group Companies; or (ii) owed to any third party with respect to such Person’s right to perform duties for or provide services to any of the Group Companies.

(g) There are no current or former employees of the Group Companies who have any contractual right to re-hire, re-instatement, recall, or similar rights with any of the Group Companies.

(h) Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, or retaliation allegations of which it is aware within the last three (3) years. With respect to each such allegation with potential merit, each Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Group Company reasonably expects any material Liabilities with respect to any such allegations and, to the Company’s knowledge, is not aware of any allegations within the last three (3) years relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring any of the Group Companies into material disrepute.

(i) Except as set forth on Schedule 3.13(i), during the past three (3) years, there has not been any, and there currently is no, material Action pending, or to the Company’s knowledge, threatened in writing against or by any of the Group Companies involving or relating to any current or former employee or independent contractor of the Group Companies, or relating to any labor or employment practices of the Group Companies.

(j) No material employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or individual independent contractors of the Group Companies has occurred since March 2020 or is currently contemplated, planned or announced as a result of COVID-19 Pandemic or any Law, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. No Group Company has otherwise experienced any material employment-related Liability with respect to the COVID-19 Pandemic.

Section 3.14 Insurance. Schedule 3.14 contains a list of each insurance policy of fire, liability, workers’ compensation, property, casualty and other forms of insurance (other than insurance policies relating to Employee Benefit Plans) owned or held by or on behalf of any of the Group Companies (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, all amounts due for premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms, and no written notice of default, cancellation, termination or nonrenewal has been received by any of the Group Companies with respect to any such Insurance Policy. None of the Insurance Policies will generate any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment affecting any Group Company prior to close or after the Closing Date. No Group Company is in material default with respect to its obligations under any Insurance Policy. There is currently no pending claim under any Insurance Policy as to which the respective insurer has denied or disputed coverage or reserved rights in writing. None of the Group Companies has any self-insurance or co-insurance programs. To the Company’s knowledge, each Group Company and its business and assets are insured against all risks which are customarily insured against by entities operating the same or similar lines of business, in coverage amounts that, to the Company’s knowledge, are reasonable and customary for entities engaged in the same or similar lines of business.

Section 3.15 Tax Matters.

(a) each of the Group Companies has filed all Income Tax Returns and other material Tax Returns required to be filed under applicable Law with respect to each of the Group Companies and has paid all Taxes required to be paid under applicable Law;

(b) except as set forth on Schedule 3.15(b), no Group Company is currently the subject of a Tax audit or examination with respect to Taxes and no deficiency or assessment for any amount of Tax has been assessed, proposed or threatened in writing by a taxing authority against or with respect to a Group Company that remains unresolved, and to the Company’s knowledge, no such assessment or deficiency will be proposed;

(c) no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or arose in connection with extensions of time to file Tax Returns obtained in the Ordinary Course of Business);

(d) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;

(e) no written claim has been made by any taxing authority in a jurisdiction where the Group Companies do not file Tax Returns that the Group Companies are subject to taxation by that jurisdiction, which claim has not since been satisfied by payment or been withdrawn;

(f) there are no Liens for Taxes upon the assets of any Group Company, except for Permitted Liens;

(g) no Group Company is a party to any written agreement providing for the allocation or sharing of Taxes (other than (i) any such agreements the principal purpose of which is not related to Taxes, (ii) with respect to property Taxes payable with respect to the Real Property Leases and (iii) any such agreement entered into exclusively by or between two or more Group Companies);

(h) no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(i) no Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;

(j) each Group Company has (i) timely withheld and paid over to the appropriate taxing authority (or set aside for timely payment to the appropriate taxing authority) all Taxes required to be withheld from amounts distributed, paid or owing to any equityholder, employee, contractor or other third party and (ii) complied in all material respects with all related reporting and recordkeeping requirements;

(k) no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) use of an improper method of accounting for a taxable period on or prior to the Closing Date;

(l) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(m) no Group Company has ever filed or has had any obligation to file, and does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction outside of the United States.

Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than Oppenheimer & Co. Inc. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or any of its Affiliates for which Buyer, any Group Company or any of their respective Affiliates may become liable.

Section 3.17 Real and Personal Property.

(a) Owned Real Property. Schedule 3.17(a) sets forth the address of each Real Property owned by a Group Company (collectively, the “Owned Real Property”). With respect to each Owned Real Property, one of the Group Companies has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens. The use and operation of the Owned Real Property by the applicable Group Company materially conforms to all applicable building, zoning, safety, and other Laws, Permits, and all other restrictions and conditions. No Group Company has received notice from, and, to the Company’s knowledge, no Group Company has been threatened by, any Governmental Entity with respect to the Owned Real Property relating to: (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any defect or deficiency with respect to any of such properties which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $50,000 in any single instance or $100,000 in the aggregate of all such instances to the Owned Real Property, other than any which a Group Company has remedied or corrected. The Owned Real Property is not subject to any special assessment, assessment for improvements, municipal charge or other similar charge or assessment. No Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Leased Real Property. Schedule 3.17(b) identifies all real property leased or rented by any of the Group Companies, including the address, date and name of the parties to such lease, including each Real Property Lease (collectively, the “Leased Real Property,” and collectively with the Owned Real Property, “Real Property”). Except as set forth on Schedule 3.17(b):

(i) one of the Group Companies has good and marketable title to a leasehold estate in each of the Leased Real Properties, and each Real Property Lease is valid binding, enforceable and in full force and effect and such Group Company enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) no Group Company is in breach or default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default;

(iii) one of the Group Companies has paid all rent due and payable under each Real Property Lease;

(iv) to the Company’s knowledge, no other party to a Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and

(v) no Group Company has subleased, licensed or otherwise granted any third Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies. As of the date of this Agreement, one of the Group Companies owns, and immediately after Closing, Buyer will own and otherwise have rights to use, all of the Real Property sufficient and necessary to operate the business of the Group Companies as currently conducted in the Ordinary Course of Business.

(d) Personal Property. Except as disclosed on Schedule 3.17(d), the Group Companies have good and valid title to, or a valid leasehold interest in, all of the machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) used for the conduct of their businesses as currently conducted, free and clear of all Liens except for Liens identified on Schedule 3.17(d) and Permitted Liens. The tangible personal property owned, leased or used by the Group Companies is in good operating condition and repair (consistent with its age and subject to reasonable wear and tear not caused by neglect), and is operated in all respects in conformity with applicable Laws.

Section 3.18 Material Vendors and Material Customers.

(a) Schedule 3.18(a) sets forth a list for the Group Companies, on a consolidated basis, of the top twenty (20) vendors of the Group Companies by dollar volume of purchases for the fiscal years ended on December 31, 2020, December 31, 2021 and for the ten (10) months ended on the Latest Balance Sheet date (each, a “Material Vendor”) and sets forth the dollar amount of purchases for the fiscal years ended on such dates and for the ten (10) months ended on the Latest Balance Sheet date. No Group Company has received any written (or, to the Company’s knowledge, oral) notice from any Material Vendor that such Material Vendor will terminate, suspend or otherwise adversely modify its relationship with any of the Group Companies or is considering doing so. There is no and there has been no material dispute between a Group Company and a Material Vendor.

(b) Schedule 3.18(b) sets forth a list for the Group Companies, on a consolidated basis, of the top twenty (20) customers of the Group Companies by dollar volume of sales for the fiscal year ended on December 31, 2020, December 31, 2021 and for the ten (10) months ended on the Latest Balance Sheet (each, a “Material Customer”) and sets forth the dollar amount of sales for the fiscal years ended on such dates and for the ten (10) months ended on the Latest Balance Sheet date. No Group Company has received any written (or, to the Company’s knowledge, oral) notice from any Material Customer that such Material Customer will terminate, suspend or otherwise adversely modify its relationship with any of the Group Companies or is considering doing so. There is no and there has been no material dispute between a Group Company and a Material Customer.

Section 3.19 Related Party Transactions. Except as set forth on Schedule 3.19(a), no Related Party (a) is a party to any Contract with any of the Group Companies other than with respect to employment (b) owns any material interest in or any material property (real, personal or mixed, tangible or intangible) of, any of the Group Companies, (c) owns, directly or indirectly, any debt, equity or other interest in any Person with which any of the Group Companies has a business relationship or competes other than Related Parties that own less than five percent (5%) of the issued and outstanding capital stock of a publicly-traded competitor of the Group Companies, (d) is indebted to any of the Group Companies, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party, (e) has any claim or right against any of the Group Companies, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against any of the Group Companies, in each case, other than with respect to employment, or (f) is a party to any Material Contract or has had any direct or indirect interest in, any Material Contract, transaction or business dealing of any nature involving any of the Group Companies, in each case, other than with respect to employment. Each arrangement between a Group Company and a Related Party that will not be terminated at or prior to Closing is on an arm’s length basis and on commercially reasonable terms.

Section 3.20 Modular Units. Schedule 3.20 lists each Modular Unit owned by a Group Company and (i) for each such Modular Unit, (A) its appraised value, (B) its manufactured year, (C) its status (as to whether it is in use, not in use and/or coming off of a Modular Unit Contract), (D) its physical location (including whether such location is on Modular Unit Contract location, off Modular Unit Contract in a storage yard location or off Modular Unit Contract in a branch location), (E) its cost, (F) the aggregate capital expenditures (in Dollars) that have been made with respect to such Modular Unit and (G) its condition and (ii) for each Modular Unit subject to a Modular Unit Contract, the following terms with respect to such Modular Unit Contract, (A) the Modular Unit subject to such Modular Unit Contract and such Modular Unit’s (1) model year and (2) the aggregate capital expenditures (in Dollars) that have been made with respect to such Modular Unit, (B) the lessee under such Modular Unit Contract, (C) its physical location, (D) its remaining term and (E) its monthly rate.

Section 3.21 Inventory. The Inventory is in good and marketable condition, and is usable and of a quantity and quality saleable in the Ordinary Course of Business. The Inventory set forth on the Unaudited Financial Statements was valued at the lower of cost or market and was properly stated therein in accordance with GAAP consistently applied and consistent with past practice. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving or otherwise unusable Inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Other than with respect to normal business delays in the Ordinary Course of Business, the Inventory constitutes sufficient quantities for the normal operation of business in accordance with past practice.

Section 3.22 Government Contracts.

(a) Schedule 3.22(a) lists all Government Contracts for which the period of performance has not yet expired or for which final payment has not yet been received (collectively, the “Current Government Contracts”). With respect to each Current Government Contract, Schedule 3.22(a)-1 accurately lists: (A) the contracting parties; (B) the contract number, or other applicable identifier; (C) the award date; and (D) the contract end date (inclusive of contract option years not yet exercised). Schedule 3.22(a)-2 accurately lists all Government Bids, including: (A) the proposed contracting parties; (B) the solicitation or request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number;

(C) the date of bid/proposal submission, (D) the expected award date, if known; (E) the expected period of performance; and (F) the estimated contract value based on the proposal. The Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. None of the Current Government Contracts are currently the subject of bid or award protest proceedings. The relevant Group Company is not in default or breach of any material obligation under any Current Government Contract and no event has occurred which (with the passage of time or the giving of notice or both) would reasonable be expected to result in a default or breach under any Current Government Contract.

(b) With respect to all Government Contracts and Government Bids, in the last three (3) years: (i) the relevant Group Company has complied with all material terms and conditions of such Government Contract or Government Bid, including clauses and provisions incorporated expressly, by reference, or by operation of Law therein; (ii) the relevant Group Company has complied with all applicable Law pertaining to such Government Contract or Government Bid; (iii) all material representations, certifications, and warranties executed, acknowledged or set forth in, or pertaining to, such Government Contract or Government Bid were current, accurate and complete as of their effective date, and the relevant Group Company has materially complied with all such representations, certifications, and warranties; (iv) no Governmental Entity, prime contractor or higher tier contractor has notified in writing any Group Company of an alleged breach or violation of any representation, certification, disclosure obligation, contract term, condition, clause, provision or Law pertaining to any Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice has been received by any Group Company; (vi) no materially adverse or negative past performance evaluation or rating has been received by any Group Company in writing; (vii) no negative determination of responsibility has been issued with respect to any Government Bid for any Government Contract; (viii) no material cost or charge incurred by the relevant Group Company and submitted for payment by the Company under any Government Contract has been questioned or disallowed other than those that have been resolved; (ix) no money due to the relevant Group Company pertaining to any Government Contract has been withheld or offset nor has any claim been made to withhold or offset money; and (x) no Group Company has assigned any receivables or proceeds under, or otherwise entered into any financing arrangements with respect to, any Government Contract or Government Bid.

(c) No Group Company, nor any of its Principals (as defined by 48 C.F.R. § 2.101) has, in the last three (3) years, been suspended or debarred from government contracting or participation in governmental programs by any Governmental Entity.

(d) With respect to all Government Contracts and Government Bids, in the last three (3) years no Group Company has: (i) to the knowledge of the Company, been audited or investigated by any Governmental Entity and (ii) conducted or initiated any internal investigation or made any disclosure to any Governmental Entity with respect to any alleged or potential irregularity, misstatement or omission, breach of, or default under, a Government Contract.

(e) None of the Group Company’s Government Contracts or Government Bids were awarded or submitted pursuant to a procurement that was restricted to or reserved for contractors having small business concern or other preferred bidder status.

(f) The Group Companies have established and maintain adequate internal controls for compliance with its Government Contracts. To the knowledge of the Company, there are no outstanding or unsettled Actions, nor investigations or audits, nor allegations of fraud, false claims or overpayments with regard to any of the Government Contracts.

Section 3.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NEITHER SELLER NOR THE COMPANY (NOR ANY OTHER PERSON) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE GROUP COMPANIES’ BUSINESSES OR ASSETS, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE SCHEDULES RELATED THERETO.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, on and as of the date hereof and the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 4.1 Organization. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses as now being conducted.

Section 4.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and will have the requisite limited liability company power and authority to execute and deliver each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Seller and constitutes (or will constitute when executed) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and each of the Ancillary Documents to which Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Seller of this Agreement nor the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Seller’s or any Group Company’s Governing Documents, (b) except as set forth on Schedule 4.3, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, creation or acceleration under, or require any Consent or notice under, any of the terms, conditions or provisions of any material agreement to which Seller is a party, any Material Contract or Group Company Permit, (c) violate any Order or Law of any Governmental Entity having jurisdiction over Seller or any of the Group Companies or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of, or impose on any Person any obligation to create, any Lien upon any of the assets of the Group Companies or the Shares except, in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies.

Section 4.4 Title to Shares. As of the date hereof, and as of immediately prior to the Closing, Seller has good and valid title to and is the legal and beneficial owner of (and at the Closing will transfer and deliver to Buyer good and valid title to) the Shares free and clear of all Liens, other than those arising under securities Laws.

Section 4.5 Litigation. There is no Action pending or, to Seller’s knowledge, threatened in writing against Seller which has had or would reasonably be expected to have a material adverse effect on Seller’s ownership of or ability to transfer the Shares, or otherwise prevent or materially delay the Closing. Seller is not subject to any Order that would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares, or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. No broker, finder, financial advisor or investment banker, other than Oppenheimer & Co. Inc. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates for which Buyer, any Group Company or any of their respective Affiliates may become liable.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, on and as of the date hereof and the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of California and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and will have requisite corporate power to execute and deliver each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and each of the Ancillary Documents to which Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Buyer is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Buyer and constitutes (or will constitute when executed) a valid, legal and binding agreement of Buyer (assuming that this Agreement has been, and each of the Ancillary Documents to which Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of representations and warranties contained in Section 3.5 and Section 4.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except (i) for those set forth on Schedule 5.3, (ii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent, delay the Closing and (iii) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Buyer of this Agreement nor the execution, delivery and performance by Buyer of the Ancillary Documents to which Buyer is or will be a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Buyer is a party, or (c) violate any Order or Law of any Governmental Entity having jurisdiction over Buyer except, in the case of clauses (b) and (c) above, as would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened in writing against Buyer which has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing. Buyer is not subject to any Order that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker, other than Goldman Sachs & Co. LLC, is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Seller, any Group Company or any of their respective Affiliates may become liable.

Section 5.6 Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.7 RWI Policy. Buyer has purchased an insurance policy with respect to the representations and warranties of the Company and Seller under this Agreement, in the form attached hereto as Exhibit B (the “RWI Policy”) on the terms and conditions thereof.

Section 5.8 Acknowledgment and Representations by Buyer.

(a) BUYER ACKNOWLEDGES AND AGREES THAT IT (A) IS AN INFORMED AND SOPHISTICATED BUYER WITH SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE SHARES, AND

THAT IT HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE GROUP COMPANIES, (B) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF AND HAS EVALUATED SUCH DOCUMENTS, INFORMATION AND OTHER MATERIAL AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE GROUP COMPANIES, (C) HAS BEEN FURNISHED WITH OR GIVEN FULL ACCESS TO SUCH INFORMATION ABOUT THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS IT AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED, (D) HAS HAD SUCH TIME AS IT DEEMS NECESSARY AND APPROPRIATE TO FULLY AND COMPLETELY REVIEW AND ANALYZE SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED AND (E) HAS BEEN PROVIDED AN OPPORTUNITY TO ASK QUESTIONS OF THE COMPANY WITH RESPECT TO SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS AND HAS RECEIVED ANSWERS TO SUCH QUESTIONS THAT, BASED ON THE DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED.

(b) BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE IN ARTICLE 3 AND IN ARTICLE 4, AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 AND ARTICLE 4 SHALL HAVE ANY LEGAL EFFECT. WITHOUT LIMITING THE FOREGOING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES OR ANY PUBLICATIONS OR DATA ROOM INFORMATION HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES AND NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES, OR ANY OTHER PERSON, RESULTING FROM SUCH DELIVERY OR AVAILABILITY OR ANY SUBSEQUENT USE.

Article 6
COVENANTS

Section 6.1 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in each such Group Company’s Governing Documents as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that each Group Company will perform and discharge such Group Company’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause each Group Company to advance expenses in connection with such indemnification as provided in the each such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of each Group Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Group Companies, unless such modification is required by applicable Law.

(b) Contemporaneously with the Closing, Buyer shall cause the Company to, and the Company shall, at Seller’s expense, purchase and maintain in effect beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided, that the Group Companies’ may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) The directors and officers of the Group Companies entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.1 are intended to be third party beneficiaries of this Section 6.1. This Section 6.1 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Group Companies.

(d) If Buyer, the Group Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Group Companies shall assume the obligations set forth in this Section 6.1.

Section 6.2 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Group Companies and any of their Subsidiaries to, until the seventh (7th) year anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Group Companies or any of their Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed until after the seventh year anniversary of the Closing Date by Buyer, the Group Companies or any of their respective Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.3 Confidentiality. After the Closing, Seller shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) and shall direct its and their Representatives not to, directly or indirectly, for a period of the longer of (a) four (4) years after the Closing and (b) if applicable, until such information no longer constitutes a trade secret under applicable Law, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) or use any confidential information of the Company or any of its Subsidiaries (for clarity, with the exception of information that is exclusively related to ModuGo, LLC or the ND Business); provided, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.3), (B) is or becomes generally available to Seller from a source other than Buyer or its Affiliates or Representatives, provided, that such source is not known by Seller to be bound by a duty of confidentiality with Buyer or its Affiliates, or (C) Seller can establish was independently developed by Seller or any of its Affiliates (other than by the Company or its Subsidiaries prior to the Closing), without use of any confidential information included in the Company or any of its Subsidiaries, or (ii) prohibit any disclosure or use (A) required by Law or the rules and regulations of any applicable national securities exchange so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

Section 6.4 No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Seller and Buyer (a) unless such communication is required by applicable Law (it being understood that, Buyer will file one or more SEC Form 8-Ks in respect of the transactions contemplated thereby and matters related therefor, and the Parties acknowledge and agree that such filings may be made by Buyer without consent from Seller), (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby, and (c) except for press releases or other public announcements that do not include any information not included in a prior press release or public announcement made in compliance with this Section 6.4. Nothing herein shall prevent any Party or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures, including the key economic terms of the transactions contemplated in this Agreement and the return realized as a result thereof, to its current or prospective investors. For the avoidance of doubt, the Parties hereto acknowledge and agree that Kinderhook and its Affiliates and representatives may provide general information about the subject matter of this Agreement and the Group Companies (including its and their performance and improvements) in connection with Kinderhook’s or its Affiliates’ fund raising, marketing, informational or reporting activities. Following the Closing, Kinderhook and its Affiliates may use and reference the names of each Group Company and the associated marks and logos for the purpose of describing the historical relationship of the Group Companies with Kinderhook and its Affiliates (including on their respective web sites) and the Company hereby grants (and agrees to cause each Group Company to grant) to Kinderhook and its Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated marks and logos only for such purpose.

Section 6.5 Tax Matters.

(a) Cooperation on Tax Matters. Each Party shall provide the other Party with such cooperation and information as either of them reasonably may request (and subject in all cases to applicable privilege under Law) of the other in filing any Tax Return pursuant to this Section 6.5 or in connection with any audit or other Action in respect of Taxes. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters in respect of the Group Companies for any taxable period beginning before the Closing Date for a minimum of seven (7) years.

(b) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(c) Closing Tax Period. The Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes, and Buyer shall cause the Group Companies to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h) or similar provisions of U.S. state, local or non-U.S. Law) effective on the day after the Closing Date.

(d) Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Shares shall be borne equally by Seller and Buyer. Notwithstanding the foregoing, any Taxes, title transfer fees or recording fees payable as a result of the Pre-Closing Reorganization shall be borne by Seller. The Parties shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing.

Section 6.6 Employee Benefit Matters. Prior to the Closing, the Company shall adopt written resolutions to transfer the sponsorship of (and all assets, contracts and other agreements maintained in connection with) the Vesta Housing Solutions 401(k) Plan (the “Qualified Plan”) to ModuGo, LLC (and ModuGo LLC shall accept such transfer of sponsorship). Such transfer is to be contingent upon the Closing and effective as of no later than the Closing Date. Effective as of the Closing Date, employees of the Group Companies shall cease active participation in the Qualified Plan. The Company shall provide Buyer with evidence that such Qualified Plan will be transferred pursuant to resolutions of the board of directors (or similar body) of the applicable Group Company. The form and substance of such resolutions shall be subject to review and approval of Buyer (acting reasonably). Prior to the Closing Date, the Company shall have taken all actions necessary to (a) cause the employees of the Group Companies to be fully vested in their account balances under the Qualified Plan and (b) make all employer contributions that would have been made on behalf of employees of the Group Companies under the Qualified Plan for the plan year in which the Closing Date occurs had the transaction contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. For the avoidance of doubt, as of the Closing, the Company shall have no liabilities or obligations in respect of the Qualified Plan and Buyer shall not assume or otherwise be liable in any manner in respect of the Qualified Plan.

Section 6.7 RWI Policy. Buyer shall cause the RWI Policy to be fully bound and issued as of the Closing, including paying when due all premiums, fees, costs and Taxes payable thereunder; provided, that Seller shall bear 50% of the premium for the RWI Policy (which amount shall be included in the Seller Expenses). Buyer shall not, and shall not permit its Affiliates to, amend or otherwise modify the subrogation provisions of the RWI Policy in any manner that adversely affects Seller or any of its Affiliates.

Section 6.8 Data Room. Seller shall deliver to Buyer a CD-ROM or other electronic media containing all materials posted to the Data Room (which shall continue from the date hereof until the Closing) promptly, and in any event no later than ten (10) Business Days, after the Closing Date.

Section 6.9 Buyer Release. Effective upon Closing, Buyer, on behalf of itself, the Company and the Group Companies, and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Seller and its Affiliates and its and their respective directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws or any other environmental, health or safety matters); provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights (a) arising under this Agreement or any Ancillary Document, (b) of Buyer or any of its Affiliates (other than the Group Companies) against any Affiliate of Seller to the extent that such claims or rights are not related to the Group Companies or the transactions contemplated by this Agreement or any Ancillary Document or (c) arising under any of the employment agreements or offer letters set forth on Schedule 3.10(a) (other than any such employment agreements or offer letters of employees transferring to ModuGo, LLC pursuant to the Pre-Closing Reorganization).

Section 6.10 Seller Release. Effective upon Closing, Seller, on behalf of itself, its Affiliates and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Group Companies and their respective directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws or any other environmental, health or safety matters); provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights arising under this Agreement or any Ancillary Document.

Section 6.11 Further Assurances. In case any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request (at the requesting Party’s cost and expense).

Section 6.12 Restrictive Covenants.

(a) Any restrictive covenants now in effect or that come into effect in favor of Buyer or any of Buyer’s Affiliates (including, following the Closing, the Group Companies and further including the restrictive or confidentiality covenants to be assigned pursuant to Section 6.12(b)) shall be deemed not to prohibit: (i) any current direct or indirect equityholder of Seller from continuing to directly or indirectly hold equity interests of Seller; or (ii) any individual listed on Schedule 6.12(a) (each a “Schedule 6.12(a) Individual”) from, directly or indirectly owning any interest in, managing, operating, controlling, investing in or acquiring an equity interest in, participating in, consulting with or operating any business or enterprise (including any division, group or franchise of a larger organization), whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant (collectively, “Engaging”) in the current or future business of Modugo, LLC or any of its current or future parent companies or Subsidiaries or its or their respective successors and assigns (collectively, the “Modugo Entities”), by the Modugo Entities (collectively, the “Modugo Business”), to the extent that the Modugo Business is not Engaging in the business (the “Modugo Restricted Business”) of (x) designing, leasing, selling, refurbishing, and financing modular buildings and modular building structures and (y) modular building construction solutions including project management services related to the quoting, construction, and installation of modular buildings and modular building structures anywhere in the United States of America, the U.S. Virgin Islands and the Bahamas; provided, that no such restrictive covenants will be deemed to prohibit any Schedule Individual from Engaging in the Modugo Business where the Modugo Business acquires and continues to operate a business or enterprise that derives no greater than twenty percent (20%) of its total consolidated revenue from the Modugo Restricted Business, so long as the Modugo Business (a) uses commercially reasonable efforts to divest of the assets comprising such Modugo Restricted Business (the “Divestment Assets”) for fair market value on customary commercially reasonable terms within six (6) months of the closing date of such acquisition (or such shorter period ending at the expiration of the applicable restrictive covenant)

and (b) reasonably promptly following the closing date of such acquisition, grants to Buyer a customary right of first offer to acquire all (and not less than all) of such Divestment Assets for fair market value on customary commercially reasonable terms to be negotiated in good faith between the Buyer and the Modugo Business, which right of first offer will require Buyer to respond to the request for offer related thereto within sixty (60) days of its receipt of such request (clauses (a) and (b), the “Conditions”); provided, that, with respect to any Schedule 6.12(a) Individual, with respect to any such acquisition or Divestments Assets, following such time as either the term of the applicable restrictive covenant of such Schedule 6.12(a) Individual terminates or such Schedule 6.12(a) Individual ceases Engaging in or with respect to the Modugo Business, the Conditions will cease to be required to be met and any outstanding request or negotiations related to any right of first offer may be terminated. Such direct and indirect equity holders of Seller and the Schedule 6.12(a) Individuals are intended third party beneficiaries of this Section 6.12(a).6.12(a)

(b) Seller shall assign to the Company any and all rights it or any of its Affiliates may have under any restrictive or confidentiality covenants of any employees of the Group Companies other than any portion thereof relating to the business of ModuGo, LLC. Notwithstanding the foregoing, the Parties agree that if any employee of the Group Companies as of the date hereof is at any point laid-off or terminated without cause by the Company, Buyer or any of its Affiliates, ModuGo may hire such employee and the Company and Buyer agree that such employment will not constitute a violation of any non-competition agreement in place with the employee at issue.

(c) The Company shall, or shall cause the relevant member of the Company Group to, assign to ModuGo, LLC any and all rights it or any of its Affiliates may have under any restrictive or confidentiality covenants of any employees of the Group Companies relating to the business of ModuGo, LLC.

Article 7
NON-SURVIVAL; INDEMNIFICATION

Section 7.1 Non-Survival of Representation, Warranties and Covenants. The representations and warranties and, except as provided in this Section 7.1, the covenants and agreements of the Parties hereto contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon the Closing (it being understood and agreed that the Group Companies are being acquired by Buyer on an “as is where is basis” and as such, none of Buyer, the Group Companies or any of their Affiliates or their respective representatives, agents, officers, directors or employees shall have recourse under this Agreement following the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled prior to the Closing), and only the covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit Buyer’s remedies with respect to Fraud.

Article 8
MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void, provided, that Buyer may, without the prior written consent of any Party, assign any or all of its rights hereunder to (a) one or more of its Affiliates, (provided, that no such assignment shall relieve Buyer of its obligations and liabilities hereunder), (b) any lender for collateral purposes (provided, that no such assignment shall relieve Buyer of its obligations and liabilities hereunder) or (c) any subsequent purchaser of Buyer (whether by merger, consolidation, sale of stock or other equity interest, sale of assets or otherwise).

Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, e‑mail (with confirmation of transmission from the sender’s email server), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or the Company (following the Closing):

McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94551-7800
Attention: Joe Hanna
E-mail: joe.hanna@mgrc.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention: Jaclyn Liu
E-mail: JLiu@mofo.com

To Seller or the Company (prior to the Closing):

Vesta Housing Solutions Investor, LLC
c/o Kinderhook Industries, LLC
505 Fifth Avenue, 25th Floor
New York, NY 10017
Attention: Robert Michalik; Sam Keenan
E-mail: rmichalik@kinderhook.com; skeenan@kinderhook.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Shawn OHargan, P.C.; Thomas Marbury
E-mail: sohargan@kirkland.com; thomas.marbury@kirkland.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, Buyer shall pay any fees or expenses related to the Escrow Agent.

Section 8.5 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” and the language following “include”, “includes” or “including” shall not be deemed to set forth an exhaustive list; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (vii) references to a Contract or applicable Law are to such Contract or applicable Law as amended, modified or supplemented, including in the case of Contracts by waiver or consent and in the case of applicable Law, by succession of comparable successor applicable Law and all references to all attachments thereto and instruments incorporated therein; (viii) references to a Person include the successors and permitted assigns of such Person; (ix) the word “or” will not be limiting or exclusive; (x) the phrases “provide to”, “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered the Party to whom such information or material is to be provided; and (xi) the phrases “provided to Buyer” or “made available to Buyer” and phrases of similar import means, with respect to any information, document or other material of the Company or any of its Subsidiaries, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement (the “Data Room”) at least forty-eight (48) hours prior to the execution of this Agreement. All payments made by Buyer pursuant to this Agreement shall be made in United States dollars.

Section 8.6 Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.7 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. All references to “days”, “months” or “years” shall be to calendar days, months and years, respectively, unless otherwise indicated as a “Business Day”.

Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.1 and Section 8.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10 Amendment. Subject to Law and Section 8.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.10 shall be void.

Section 8.11 Waiver.

(a) Seller may waive compliance (i) by Buyer with any term or provision of this Agreement or (ii) by any Group Company of any of its covenants or agreements contained herein which are to be performed after the Closing. Buyer may waive compliance by Seller or any Group Company with any term or provision of this Agreement (other than compliance by any Group Company of any of its covenants or agreements contained herein which are to be performed after the Closing).

(b) Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.12 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.13 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the actual or constructive knowledge after due inquiry of Daniel McMurtrie, William Hall, Chris Mattina, Christopher Orlovsky and Patrick Carmody, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 8.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 8.15 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.2. Nothing in this Section 8.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 8.16 Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Seller and Buyer shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Seller or Buyer are entitled at Law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.17 Waivers.

(a) Recognizing that Kirkland & Ellis LLP ( “K&E”) has acted as legal counsel to Seller and certain of its Affiliates and the Group Companies prior to the Closing, and that K&E intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, each of Buyer, and each Group Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with K&E representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Group

Companies and K&E in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not any of the Group Companies). Accordingly, Buyer agrees that following the Closing neither it, the Group Companies nor their Affiliates shall have access to any such communications, or to the files of K&E relating to its engagement with Seller and certain of its Affiliates, and/or the Group Companies. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not any of the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Group Company shall be a holder thereof, (ii) to the extent that files of K&E in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not any of the Group Companies) shall hold such property rights and (iii) K&E shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between K&E and any of the Group Companies or otherwise.

(b) Recognizing that Morrison & Foerster LLP (“MoFo”) has acted as legal counsel to Buyer and certain of its Affiliates prior to the Closing, and that MoFo intends to act as legal counsel to Buyer, the Group Companies and certain of their respective Affiliates after the Closing, Seller hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with MoFo representing Buyer, the Group Companies and certain of their respective Affiliates after the Closing as such representation may relate to Seller, the Group Companies or the transactions contemplated herein (including in respect of litigation).

Section 8.18 Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties and thereto. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, officer, employee, incorporator, member, partner, equityholders, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non‑Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

VESTA HOUSING SOLUTIONS INVESTOR, LLC

By: /s/ Sam Kennan
Name: Sam Kennan
Title: Vice President and Assistant Secretary

VESTA HOUSING SOLUTIONS HOLDINGS, INC.

By: /s/ Daniel McMurtrie
Name: Daniel McMurtrie
Title: Chief Executive Officer

MCGRATH RENTCORP

By: /s/ Joseph F. Hanna
Name: Joseph F. Hanna
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement